                                                                Exhibit 4


                           WAIVER AND AMENDMENT NO. 1


     WAIVER AND AMENDMENT NO. I dated as of April 1, 1996 to the Credit Agreement (as amended, the "Credit Agreement") among FIRST MISSISSIPPI CORPORATION, the BANKS signatory thereto and THE CHASE MANHATTAN BANK, N. A., as Agent. Terms defined in the Credit Agreement are used herein as therein defined.

     WHEREAS, the Company has requested that the Credit Agreement be amended to, among other things, reduce the interest rate margins, commitment fees and letter of credit fees thereunder and to eliminate the Consolidated Working Capital covenant contained in Section 8. 1 0;

     WHEREAS, on October 20, 1995, the Company distributed its 14,750,000 common shares of FirstMiss Gold Inc., plus cash resulting from any fractional shares created by the distribution formula, to its shareholders through a tax-free spin-off (such cash payments and distributions of FirstMiss Gold Inc. common stock hereinafter referred to as the "Distributions");

     WHEREAS, the Company has requested that the Distributions being excluded from the calculation of the ratio described in Section 8.13 of the Credit Agreement;

     WHEREAS, the Company has requested that the Letter of Credit sublimit be increased from $20,000,000 to $40,000,000;

     WHEREAS, the Banks are agreeable to such requests;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Waiver. The Banks hereby waive the inclusion by the Company of the Distributions in calculating the cash flow ratio contained in Section 8.13 of the Credit Agreement.

     2. Amendments. (a) Section 1.01 of the Credit Agreement is hereby amended by restating the following defined terms as follows:

          "Applicable Margin" shall mean for any Applicable Margin Period that the ratio of total Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated Net Worth is:

                                                      Base Rate Loans       Eurodollar Loans
                                                      ---------------       ----------------
      (i) greater than or equal to .75                         0%               1.00%
      (ii) less than .75, but greater than or equal to .50     0%               0.75%
      (iii) less than .50                                      0%               0.50%

     For the purposes of this clause, the ratio upon which a determination of "Applicable Margin" is based shall be computed on the basis of the Relevant Financial Information."

     (b) Section 1.0 I of the Credit Agreement is hereby further amended by deleting the definitions of "Gold Loan" and "Gold Subsidiaries" in their entirety.

     (c) The first paragraph of Section 2.02(a) is hereby amended by deleting the figure "$20,000,000" in the penultimate line thereof and substituting therefor the figure "$40,000,000."

     (d) Section 2.02(a)(iii) )x) is hereby amended by restating it to read as follows:

          "(iii) (x) The Company shall pay to the Agent for the account of each Bank a letter of credit fee, during the period each Letter of Credit is outstanding, on the daily average undrawn face amount of such Letter of Credit at a rate per annum equal to the percentage set forth below which corresponds to the ratio of total Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated Net Worth which is in effect on such day:

          (1) greater than or equal to .75                       0.875%
          (2) less than .75, but greater than or equal to .50    0.625%
          (3) less than .50                                      0.375%

          For the purposes of this provision, the ratio upon which a determination of the commitment fees are based shall be computed on the basis of the Relevant Financial Information. Accrued letter of credit fees payable to any Bank shall be payable in arrears quarterly on each Quarterly Date and on each Bank's Tranche A Commitment Termination Date."

     (e) Section 2.06 of the Credit Agreement is hereby amended by restating it as follows:

          "Section 2.06 Commitment Fee. The Company shall pay to the Agent for the account of each Bank a commitment fee, for each day such Bank's Commitment is in effect, on the daily average unused amount of such Bank's Commitment at a rate per annum equal to the percentage set forth below which corresponds to the ratio of total Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated Net Worth which is in effect on such day:

     (i) greater than or equal to .75                                    0.375%
     (ii) less than .75, but greater than or equal to .50                0.300%
     (iii) less than .50                                                 0.225%.

     For the purposes of this provision, the ratio upon which a determination of the commitment fees are based shall be computed on the basis of the Relevant Financial Information. Accrued commitment fees payable to any Bank shall be payable in arrears quarterly on each Quarterly Date and on the earlier of the date the Commitments are terminated or such Bank's Tranche A or Tranche B Commitment Termination Date, as the case may be."

     (f) Section 8.05 of the Credit Agreement is hereby amended by deleting the parenthetical phrase "(other than a Gold Subsidiary)" in each place therein where it appears.

     (g) Section 8. 10 is hereby amended by restating it to read "INTENTIONALLY DELETED".

     (h) Section 8.12 of the Credit Agreement is hereby amended by deleting the parenthetical phrase "(excluding Debt outstanding under the Gold Loan on the date of this Agreement)" contained therein.

     3. Representations and Warranties. The Company hereby represents and warrants that: (i) the representations and warranties contained in Section 7 of the Credit Agreement are true and correct on the date hereof as though made on the date hereof, except in Section 7.02, all dates specified as June 30, 1992 should be deleted and replaced with June 30, 1995 and all dates specified as September 30, 1992 should be deleted and replaced with December 31, 1995; and in Section 7.09, the date specified as June 30, 1982 should be deleted and replaced with June 30, 1988 and (ii) after giving effect to this Waiver and Amendment, no Default or Event of Default has occurred and is continuing.

     4. Effect of Waiver and Amendment. This Waiver and Amendment does not constitute a waiver of any other provision of the Credit Agreement or a waiver of any right, power or privilege of the Banks or the Agent or of any future compliance with Section 8.13 or any other provision of the Credit Agreement. On and after the date this Waiver and Amendment becomes effective in accordance with Section 4 hereof, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof', or words of like import referring to the Agreement, and each reference in the Notes referring to "the Agreement", "thereunder", "thereof", or words of like import shall mean the Credit Agreement as amended by this Amendment. The Credit Agreement, as amended by this Waiver and Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

     5. Miscellaneous. This Waiver and Amendment (i) may be executed in one or more counterparts by the parties hereto, (ii) shall become effective when counterparts hereof have been executed by the parties, and (iii) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.





FIRST MISSISSIPPI CORPORATION         BANK OF AMERICA ILLINOIS  (as successor in
                                      interest to Continental Bank, N.A.)

By:  \s\ R. Michael Summerford
    --------------------------
Name:    R. Michael Summerford        By:  \s\ Deirdre B. Doyle
                                         ------------------------------------

Title:   Vice President               Name:   Deirdre B. Doyle
                                      Title:  Vice President



THE CHASE MANHATTAN BANK, N.A.
as a Bank and as Agent
                                      DEPOSIT GUARANTY NATIONAL BANK

By:    \s\ Michael J. McGovern
    --------------------------
Name:    Michael J. McGovern
Title:   Managing Director            By:   \s\ Anthony Thomas
                                          -----------------------------------
                                      Name:   Anthony Thomas
                                      Title:  Senior Vice President